================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        LEVEL ONE COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 17, 1997

  The Annual Meeting of the Shareholders of LEVEL ONE COMMUNICATIONS, INCORPORATED ("Level One" or the "Company") will be held at the Company's facilities at 9800 Old Placerville Road, Sacramento, California, on Thursday, July 17, 1997, at 9 A.M. for the following purposes:

    1. To elect Directors of the Company.

    2. To ratify the selection of Arthur Andersen LLP as the Company's certified public accountants.

    3. To consider and act upon such other matters as may properly come before the meeting.

  Only shareholders of record at the close of business on May 29, 1997, are eligible to vote in person or by proxy at the Annual Meeting or any adjournment.

  Regardless of whether you presently plan to attend the meeting in person, the Board of Directors urges you to date, sign, and promptly return the enclosed proxy. Even if you give a proxy, you are entitled to vote in person if you attend the meeting. A postage-prepaid envelope is enclosed for your convenience in returning the signed proxy.

  Your early attention to the proxy will be appreciated.

                                          By Order of the Board of Directors

                                          Robert S. Pepper, Ph.D.
                                          Chairman of the Board

Sacramento, California
Dated: May 29, 1997

  A COPY OF THE COMPANY'S ANNUAL REPORT FOR FISCAL YEAR 1996 AND A PROXY STATEMENT ACCOMPANY THIS NOTICE.

                    LEVEL ONE COMMUNICATIONS, INCORPORATED

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This proxy statement contains information related to the solicitation of proxies for use at the Annual Meeting of Shareholders of LEVEL ONE COMMUNICATIONS, INCORPORATED to be held on Thursday, July 17, 1997, at 9 A.M. at the Company's facilities at 9800 Old Placerville Road, Sacramento. Enclosed in this mailing is a form of proxy solicited by the Company's Board of Directors. The solicitation cost will be borne by the Company. In addition to solicitation by mail, the Company's officers and employees may solicit proxies personally or by telephone or facsimile, without additional compensation. Except as described above, the Company does not currently intend to solicit proxies other than by mail.

  This proxy statement is being sent to shareholders on or about June 19, 1997.

  Only shareholders of record as of the close of business on May 29, 1997, are entitled to vote at the meeting or at any adjournment. The Company's outstanding stock on May 29, 1997, consisted of 13,484,954 shares of common stock.

  Shareholders are entitled to one vote per share. For the election of directors, shareholders are entitled to one vote per share for each director position. A shareholder may use cumulative voting for directors by notifying the Secretary of the Company before voting begins. With cumulative voting, the shareholder will have votes equal to the number of shares held, multiplied by the number of director positions to be filled (six), and may cast those votes for a single candidate or among any or all of the candidates in such proportions as the shareholder sees fit. If no request is made to cumulate votes, each voting shareholder shall be deemed to cast one vote per share for each director.

  If a shareholder abstains from voting on any matter, or if a broker returns a "non-vote" proxy on any matter, those shares will be deemed present at the meeting for purposes of determining a quorum but will not be counted for purposes of calculating the vote. Because shareholder approval under California law requires the affirmative vote of at least a majority of the shares needed to constitute a quorum, an abstention or a broker non-vote may have the same effect as a negative vote.

  All shares represented by valid proxies received by the Company prior to the meeting will be voted as specified in the proxy. Unless the shareholder specifies otherwise, the shares will be voted FOR the election of nominees and FOR the ratification of the appointment of auditors. A shareholder may revoke a proxy any time prior to its exercise, by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting the shares in person.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  Six positions are to be voted upon at the Annual Meeting, for directors to serve until the 1998 annual meeting or until their successors have been duly elected and qualified. All six nominees currently serve as members of the Board of Directors.

  The Company's directors are Dr. Robert S. Pepper, Chairman of the Board and President and Chief Executive Officer of the Company; Thomas J. Connors; Dr. Paul R. Gray; Martin Jurick; Dr. Henry Kressel; and Joseph P. Landy. Information on each director is set out in the section "Directors and Officers of the Company".

  Each nominee has consented to be named in this proxy statement and to serve as a director if elected. The Company believes all nominees will be available to serve. If any nominee becomes unable or unwilling to serve, proxies will be voted for such other person as the Board of Directors may recommend, in place of the unavailable nominee.

  The six nominees receiving the most affirmative votes shall be elected at the Annual Meeting. Shares represented at the Annual Meeting and not voting shall not be counted as affirmative votes.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE SLATE OF DIRECTORS PROPOSED BY THE BOARD OF DIRECTORS.

                                PROPOSAL NO. 2

          RATIFICATION OF APPOINTMENT OF CERTIFIED PUBLIC ACCOUNTANTS

  The Board of Directors has reappointed Arthur Andersen LLP as the Company's independent certified public accountants. Arthur Andersen LLP has served as the Company's certified public accountants since the fall of 1990.

  Although not required to do so by California law, the Company has requested shareholder ratification of the appointment of the Company's auditors at each annual meeting. Ratification requires the affirmative vote of a majority of the outstanding shares of the Company's common stock represented and entitled to vote at the Annual Meeting. Shares represented at the Annual Meeting and not voting shall not be counted as affirmative votes. In the event the necessary vote is not obtained, the matter will be returned to the Board of Directors for consideration of alternatives.

  Representatives of Arthur Andersen LLP are expected to be in attendance at the Annual Meeting, with the opportunity to make a statement if they so desire and to be available to answer appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS.

                     DIRECTORS AND OFFICERS OF THE COMPANY

EXECUTIVE OFFICERS AND DIRECTORS

The executive officers and directors of the Company and their ages as of May 29, 1997, are as follows:

                      NAME                   AGE     POSITION WITH THE COMPANY
                      ----                   ---     -------------------------
     Robert S. Pepper, Ph.D.................  61 President, Chief Executive
                                                  Officer and
                                                  Chairman of the Board of
                                                  Directors
     John Kehoe.............................  51 Vice President, Chief Financial
                                                  Officer, Secretary
     Daniel S. Koellen......................  39 Vice President, Quality and
                                                  Reliability
     George A. Papa.........................  49 Vice President, Worldwide Sales
     Manuel D. Yuen.........................  56 Vice President, Operations
     Thomas J. Connors(1)(2)................  67 Director
     Paul Gray, Ph.D........................  54 Director
     Martin Jurick(2).......................  59 Director
     Henry Kressel, Ph.D.(2)................  63 Director
     Joseph P. Landy(1).....................  35 Director

--------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

  Dr. Pepper joined the Company in July 1986 as President, Chief Executive Officer and a director. He became Chairman of the Board of Directors in January 1993. From 1979 until 1984, Dr. Pepper was Vice President and General Manager of the Solid State division of RCA Corporation. Prior to joining RCA, Dr. Pepper had spent over 15 years in the semiconductor industry, including positions as Vice President and General Manager of the Semiconductor Division at Analog Devices, Inc. Dr. Pepper holds B.S., M.S. and Ph.D. degrees in Electrical Engineering from the University of California at Berkeley.

  Mr. Kehoe joined the Company in October 1995 as Vice President and Chief Financial Officer. Immediately prior to joining the Company Mr. Kehoe served as Senior Vice President and Chief Financial Officer for Focus Surgery, Inc., a medical device manufacturer. From 1992 to 1993 he served as Vice President, Finance and Chief Financial Officer for Celeritek, Inc., a microwave systems company. From 1989 to 1992 he served as Vice President, Finance and Chief Financial Officer of Poqet Computer Corp., a computer manufacturer. Prior to 1989 he worked in various financial and CFO positions for approximately 14 years with high technology companies, including Texas Instruments. Mr. Kehoe holds an MBA from Fordham University and a BBA from Manhattan College.

  Mr. Koellen has been responsible for the Quality and Reliability function since he joined the Company in January 1989, serving as Manager until January 1992, then as Director until January 1993 when he was promoted to Vice President of Quality and Reliability. From 1985 to 1989, Mr. Koellen was Lead Failure Analysis Engineer for the Denver Aerospace Division of Martin Marietta Corp. Prior to joining Martin Marietta, Mr. Koellen managed the surface analysis laboratory for Mostek Corporation, a supplier of dynamic random access memory integrated circuits. Mr. Koellen holds an M.S. in Engineering and Applied Science from Southern Methodist University and a B.S. in Applied Mathematics, Engineering and Physics from the University of Wisconsin.

  Mr. Papa joined the Company in February 1997 as Vice President, Worldwide Sales. Prior to joining the Company, he had been employed since 1991 as Vice President of Sales for North America by Siemens Components Corporation, a division of Siemens. Previously Mr. Papa was employed in other management and sales positions with Siemens Components Corporation, LSI Logic Corporation, Intel Corporation, and Tektronix. Mr. Papa holds a B.S.E.E. from Northeastern University.

  Mr. Yuen was Director of Operations from the time he joined the Company in February 1991 until January 1992, when he became Vice President of Operations. Prior to joining the Company, Mr. Yuen was employed more than 20 years at National Semiconductor Corporation, serving as Director of its Santa Clara foundry from 1986 to 1987 and as Vice President--Military Aerospace Division from 1987 to 1989. Mr. Yuen holds a B.S. and an M.S. in Electrical Engineering from the University of California at Berkeley.

  Mr. Connors has been a director of the Company since April 1991. Since 1980, Mr. Connors has been the principal of TJC Investments, an independent consulting firm that works with companies in the semiconductor and related industries. Previously, Mr. Connors was employed by Motorola, Inc., where he last served as Vice President and General Manager of the Semiconductor Division. Mr. Connors is also a member of the Board of Directors of Zilog, Inc., Open Vision Technologies, Inc., and SGS-Thomson Microelectronics, Inc., a wholly-owned subsidiary of SGS-N.V.

  Dr. Gray has been a director since April 1994. Dr. Gray is the Dean of the College of Engineering at the University of California, Berkeley. From 1990 to 1993, he served as Chairman of the Electrical Engineering and Computer Sciences Department, and as Vice Chairman of the Department from 1988 to 1990. He served as a director of Microlinear Corporation from 1988 to 1991. He has published more than 100 papers in the electrical engineering field, has served on numerous industry committees, and holds 10 patents.

  Mr. Jurick has been a director of the Company since April 1991. Since 1984, Mr. Jurick has been a Senior Vice President of Silicon Systems, Inc. ("SSI"), a semiconductor manufacturing company, which until 1996 was a wholly owned subsidiary of TDK Corporation, and in 1996 became a division of Texas Instruments Inc. Mr. Jurick also serves as a director of Microsemi Corp.

  Dr. Kressel has been a director of the Company since August 1987. Since 1985, Dr. Kressel has been a Managing Director at E.M. Warburg, Pincus & Co., Inc. ("EMW"), an investment firm, where he has been employed since 1983. Prior to joining EMW, Dr. Kressel spent 20 years at RCA Laboratories, where he became a Staff Vice President. Dr. Kressel is also a member of the Board of Directors of Zilog, Inc., Maxis, Inc., and Trescom International.

  Mr. Landy has been a director of the Company since January 1991. Since January 1994, Mr. Landy has served as a Managing Director at E.M. Warburg, Pincus & Co., Inc. ("EMW"), an investment firm, where he has been employed since 1985. Prior to joining EMW, Mr. Landy was employed by Dean Witter Realty, Inc., the real estate investment banking affiliate of Dean Witter Reynolds, Inc., as a financial analyst. He also serves as a director of NOVA Information Systems and CN Biosciences, Inc.

  Directors are elected by the shareholders at each annual meeting to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified. Officers are elected to serve, subject to the discretion of the Board of Directors, until they resign or their successors are appointed. There are no family relationships between any directors or executive officers. There are no agreements or other arrangements or understandings pursuant to which any director will be selected as a director or nominee.

  Non-employee, non-affiliated directors receive $1,800 per day for each day devoted to Company Board or committee meetings. The Company reimburses each director for reasonable expenses of attending Board or Board committee meetings. Non-affiliated non-employee directors receive a 2,000-share annual automatic option grant at the end of each year.

  The Board of Directors met nine times during the fiscal year ended December 29, 1996. The Board of Directors has an Audit Committee and a Compensation Committee. During the fiscal year ended December 29, 1996 each director attended or participated in 75% or more of the aggregate of (i) all Board meetings during the period in which such director served and (ii) all meetings of Board committees on which the director served.

  The Audit Committee of the Board of Directors consists of Directors Connors and Landy. The Audit Committee recommends the engagement of independent auditors, consults with the independent auditors regarding the scope of annual audits and reviews the Company's system of internal accounting controls. The Audit Committee met twice during the fiscal year ended December 29, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors consists of Directors Connors, Jurick, and Kressel. The Compensation Committee reviews and approves the compensation policies for the Company's executive officers. The Compensation Committee administers the Company's stock option plans. During 1996, stock option grants were administered by a Stock Option Committee consisting of Directors Landy and Kressel. The Compensation Committee met three times during 1996. Mr. Connors was paid $129,600 during 1996 for consulting services rendered under an agreement with the Company.

  In connection with securing a loan from Warburg Pincus Capital Company, L.P. ("WPCC") in 1992, the Company issued a warrant to WPCC to purchase 202,746 shares of its common stock at an exercise price of $1.54 per share. The warrant was exercised January 16, 1997, for 192,754 shares, and the balance was surrendered, on a net appreciation basis, in an amount equal to the exercise price. Directors Kressel and Landy, each of whom is an affiliate of the entity controlling WPCC, disclaim beneficial ownership, for purposes of
Section 16 of the Securities Exchange Act of 1934, as amended, and otherwise, of such common stock.

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned by the Company's Chief Executive Officer and the four other highest paid executive officers, plus one officer who resigned, whose compensation for the 1996 fiscal year was in excess of $100,000 (collectively the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                             COMPENSATION
                                  ANNUAL COMPENSATION(1)      SECURITIES
                                  ----------------------      UNDERLYING      ALL OTHER
 NAME AND PRINCIPAL POSITION YEAR SALARY ($)    BONUS ($)    OPTIONS (#)  COMPENSATION($)(2)
 --------------------------- ---- -----------   -----------  ------------ ------------------
 Robert S. Pepper, Ph.D...   1996      296,923       185,382    60,000           6,276
  President, Chief
   Executive Officer and     1995      220,000        97,172       --            4,280
  Chairman of the Board      1994      196,794        50,000   120,000          78,632
 John Kehoe...............   1996      153,182        81,508    20,000           1,800
  Vice President and
   Chief Financial
   Officer                   1995       27,115        12,500    70,000             --
 J. Francois Crepin(3)....   1996      137,271        14,625    27,000           4,594
  Vice President,
   Business Development      1995      129,126        16,323    35,500           4,284
                             1994      124,650         9,500       --            8,530
 Manuel D. Yuen...........   1996      142,654        28,028    25,300           2,811
  Vice President,
   Operations                1995      119,674        16,846    33,000           2,443
                             1994      110,778        10,000       --            2,853
 Daniel S. Koellen........   1996      120,042        30,726    31,500           3,282
  Vice President, Quality
   & Reliability             1995      106,292        15,227    23,100           3,120
                             1994       98,566        11,000       --            2,869
 George B. Holmes(4)......   1996      115,033        82,914    25,000           4,166
  Vice President
   Worldwide Sales           1995      126,538       182,902    60,000           4,205
                             1994       41,556        51,251       --              433

--------
(1) Annual compensation amounts include amounts deferred at the election of the Named Officer pursuant to the Company's 401(k) plan.
(2) Other annual compensation represents the Company's 401(k) matching contributions.
(3) Mr. Crepin served as Vice President of Business Development until May 1997, and currently continues as a consultant to the Company.
(4) Mr. Holmes served as Vice President of Worldwide Sales until October 1996.

 Option Grants in Last Fiscal Year and Year-End Option Values

  The following table sets forth certain information concerning grants of stock options to each of the Named Officers during the fiscal year ended December 29, 1996. The options listed were granted under the 1993 Stock Option Plan and vest pro rata over four years. In accordance with the rules of the Securities and Exchange Commission, also shown is the potential realizable value based on the assumed rates of stock price appreciation of 5% and 10%, compounded annually, from the date the option was granted over the full option term. These amounts represent certain assumed rates of appreciation only and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                          --------------------------------------------
                                                                       POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED
                                      % OF TOTAL                          ANNUAL RATES OF
                           NUMBER OF    OPTIONS                             STOCK PRICE
                          SECURITIES  GRANTED TO                         APPRECIATION FOR
                          UNDERLYING   EMPLOYEES  EXERCISE                OPTION TERM(1)
                            OPTIONS       IN        PRICE   EXPIRATION ---------------------
          NAME            GRANTED (#) FISCAL YEAR ($/SHARE)    DATE     5% ($)     10% ($)
          ----            ----------- ----------- --------- ---------- --------- -----------
Robert S. Pepper, Ph.D..    60,000        6.3       18.25    1/20/06     688,878   1,745,890
J. Francois Crepin......    22,000        2.3       18.25    1/20/06     252,598     640,160
                             5,000         .5       16.75    7/26/06      52,688     133,533
John Kehoe..............    20,000        2.1       18.25    1/20/06     229,626     581,963
Manuel D. Yuen..........    11,300        1.1       18.25    1/20/06     129,739     328,809
                            14,000        1.5       16.75    7/26/06     147,527     373,891
Daniel S. Koellen.......    21,500        2.3       18.25    1/20/06     246,848     625,610
                            10,000        1.1       16.75    7/26/06     105,376     267,065
George B. Holmes........    20,000        2.1       18.25    1/31/97      18,865      37,760
                             5,000         .5       16.75    7/26/06      52,688     133,532

--------
(1) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

  The following table provides information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options held as of December 29, 1996:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                              SHARES                 OPTIONS AT FISCAL YEAR END (#)       AT FISCAL YEAR END(1) ($)
                             ACQUIRED       VALUE    ----------------------------------   -------------------------
          NAME            ON EXERCISE(#) REALIZED($)  EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
          ----            -------------- ----------- ---------------   ----------------   ----------- -------------
Robert S. Pepper, Ph.D..      10,000       347,917             140,356            180,000 $4,893,786    3,570,000
John Kehoe..............           0             0              14,000             76,000    175,000    1,040,000
J. Francois Crepin......       9,000       147,717              10,000             57,000    251,233    1,029,000
George B. Holmes........           0             0              24,000             61,000    459,000    1,121,000
Manuel D. Yuen..........           0             0              51,000             67,300  1,778,200    1,383,650
Daniel S. Koellen.......           0             0              28,200             61,500    968,735    1,238,710

--------
(1) Based upon the market price of $35.75 per share, which was the closing price per share on the NASDAQ National Market System on the last day of the 1996 fiscal year, less the option exercise price payable per share.

       REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
                            EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors reviews and approves the compensation policies for the Company's executive officers. These policies are intended to link executive officer compensation to both Company and individual performance through base salary, bonuses and long-term compensation. During 1996, the benefits for executives were generally similar to those offered to all Company employees, including participation in the Company's 401(k) plan, employee stock purchase plan, and profit sharing plan.

  The goals of the Company's executive compensation policies are:

  . To align the interests of management and shareholders to build shareholder value by encouraging consistent, long-term Company growth.

  . To attract and retain key executive officers essential to the Company's long-term success.

  . To reward executive officers for long-term corporate success through stock ownership.

  . To link compensation to the Company's achievement of annual and long-term goals.

  . To emphasize and reward performance at the individual and corporate level.

  Base salary, bonus and long-term compensation amounts are established following evaluation of compensation surveys for the technology industry and other published data on executive compensation on companies competitive with Level One. These comparisons include, but are not limited to, the group of companies whose cumulative stock performance is shown in the "Performance Graph" section.

BASE SALARY

  The base salary for each executive officer is determined on the basis of individual performance, the functions performed by the executive officer and the scope of the executive officer's ongoing responsibilities, and the salary for comparable positions shown in the comparative data described above. The weight given to each factor varies by individual. Base salary is set near or above the midpoint of the salary levels for comparable positions surveyed.

  Each executive officer's base salary is reviewed annually to ensure appropriateness, and increases to base salary are made to reflect competitive market increases and individual factors. Company performance does not play a significant role in the determination of base salary.

CASH BONUS

  Executive officers other than Robert S. Pepper and George Holmes earned cash bonuses for the 1996 fiscal year pursuant to the Company's executive bonus plan. Under the plan, executive officers earned a bonus based on the Company's revenue and profit performance against targets established at the start of the year. Mr. Holmes, Vice President of Worldwide Sales, was awarded a bonus under a separate incentive plan based predominantly on the Company's revenue performance. Dr. Pepper's bonus is described under the heading "Chief Executive Officer Compensation" below.

  The Company's profit sharing plan provided a quarterly bonus equal to a percentage of base pay, based on the Company's achievement against revenue and profitability targets.

LONG-TERM INCENTIVES

  Long-term incentives are provided through stock option grants. Option grants are intended to motivate the executive officers to manage the Company for long-term performance. The size of each option grant is based upon the compensation surveys described above, an assessment of the option grants of comparable companies, and each officer's expected individual contribution.

  Each option allows the executive officer to acquire Company stock in the future at a fixed price per share. The Company grants options with exercise prices equal to the market price of the shares on the grant date. The option's value increases only if the market price of the Company's shares increases, aligning a substantial part of the executive officer's compensation package with the return realized by the shareholders. Options granted to executive officers during 1996 were not immediately exercisable. The options become exercisable in four annual installments, contingent upon the executive officer's continued employment by the Company.

  In amending the Company's 1993 stock option plan, the Board adopted, and the shareholders approved, provisions intended to exclude stock option income from the $1 million deductibility limitations of Internal Revenue Code Section 162(m).

CHIEF EXECUTIVE OFFICER (CEO) COMPENSATION

  In setting the compensation payable to the Chief Executive Officer, Robert
S. Pepper, Ph.D., the goal is to provide compensation competitive with other companies in the industry while at the same time making a significant percentage of his compensation subject to consistent, positive, long-term Company performance. During 1996, the base salary of Dr. Pepper was increased by approximately 33% over the base salary paid in 1995, to reward performance in 1995 and to be more competitive with CEO salaries of other companies with growth and revenue profiles similar to those of Level One. In general, the factors utilized in determining Dr. Pepper's compensation were similar to those applied to the other executive officers in the manner described in the preceding paragraphs. In addition to the factors in the executive bonus plan, Dr. Pepper's bonus for 1996 was based on achievement of specified objectives related to Company operations, as established by the Compensation Committee. As a result of Dr. Pepper's performance against these goals, his bonus for 1996 was $170,000. The long-term component of Dr. Pepper's compensation consisted of a stock option grant of 60,000 shares.

COMPENSATION COMMITTEE MEMBERS:

Thomas J. Connors
Martin Jurick
Henry Kressel, Ph.D.

                               PERFORMANCE GRAPH

  Set forth below is a graph indicating cumulative annual total return (assuming reinvestment of dividends) for the fiscal year ended December 29, 1996 on $100 invested alternatively in the Company's common stock, the index for NASDAQ United States issuers prepared by the Center for Research in Security Prices, and a "peer group" of companies engaged in semiconductor manufacture for the communications industry selected by the Company. The index level for all series was set to $100 on August 19, 1993, the date of the Company's initial public offering of its common stock. Each line represents a monthly index level derived from compounded daily returns including all dividends.

  The companies selected for the peer group were Analog Devices, Inc., Cirrus Logic, Inc., Exar Corp., Microchip Technology, Inc., Sierra Semiconductor Corp., Brooktree Corp., Dallas Semiconductor Corp., Linear Technology Corp., Maxim Integrated Products, Inc., and Zilog, Inc. Following the 1996 acquisition of Brooktree Corp. by Rockwell International, Inc., the Company deleted Brooktree from the peer group calculations. The returns of each issuer in the peer group are reweighted daily, using the stock market capitalization for the prior day.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                     AMONG LEVEL ONE COMMUNICATIONS, INC.
                         MARKET INDEX AND PEER INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                  "  Date  "  " Company"  " Market" "   Peer"
                  "        "  " Index  "  " Index " "  Index"
                  ----------  ----------  --------- ---------
                  "08/19/93",   100.000,   100.000,  100.000,
                  "12/29/93",   119.298,   105.467,  108.035,
                  "12/29/94",    84.211,   103.989,  133.241,
                  "12/29/95",    94.737,   147.476,  207.558,
                  "12/27/96",   185.526,   181.590,  239.907,

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 29, 1997, by (i) each person (or group of affiliated persons) known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors,
(iii) each Named Officer, and (iv) the Company's directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named herein, based on information provided by such persons, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

                                                          SHARES BENEFICIALLY
                                                                 OWNED
                                                          --------------------
 DIRECTORS, NAMED OFFICERS AND 5% SHAREHOLDERS             NUMBER   PERCENT(1)
 ---------------------------------------------            --------- ----------
Warburg, Pincus Capital Company, L.P.(2)................. 3,671,551    27.2%
  466 Lexington Avenue
  New York, New York 10017
Kopp Investment Advisors, Inc.(3)........................ 2,315,944    17.2%
  6600 France Avenue South, Suite 672
  Edina, Minnesota 55435
Robert S. Pepper, Ph.D.(4)...............................   255,689     1.9%
Thomas J. Connors(5).....................................    44,000       *
Paul Gray(6).............................................    16,000       *
Martin Jurick(7).........................................    14,000       *
Henry Kressel, Ph.D.(2)(8)............................... 3,673,826    27.2%
Joseph P. Landy(2)(9).................................... 3,673,301    27.2%
John Kehoe(10)...........................................    16,000       *
J. Francois Crepin(11)...................................    40,670       *
Daniel S. Koellen(12)....................................    54,586       *
Manuel D. Yuen(13).......................................    80,817       *
George B. Holmes.........................................         0       *
All Executive Officers and Directors as a group (10
 persons)(14)............................................ 4,156,668    30.8%

--------
 (1) Percent ownership is based on 13,484,954 shares of Common Stock outstanding as of May 29, 1997, plus shares issuable pursuant to options or warrants held by the person or class in question that are exercisable within 60 days after May 29, 1997.

 (2) The shares listed are owned of record by Warburg, Pincus Capital Company, L.P., a Delaware limited partnership ("WPCC"), and beneficial ownership may be attributed to E.M. Warburg, Pincus & Co., LLC, a New York Limited Liability Company ("EMW LLC"), the successor to Warburg, Pincus Ventures, Inc., a Delaware corporation; and to Warburg, Pincus & Co., a New York general partnership ("WP"). WP, the sole general partner of WPCC, has a 20% interest in the profits of WPCC. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. Henry Kressel and Joseph P. Landy, each a director of the Company, is a Managing Director and a member of EMW LLC and a general partner of WP. As such, each of Messrs. Kressel and Landy may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the common shares beneficially owned by WPCC and WP. Each of Messrs. Kressel and Landy disclaims beneficial ownership, for purposes of Section 16 of the Act and otherwise, of such common shares.

 (3) Includes 2,231,944 shares over which Kopp Investment Advisors, Inc. exercises investment discretion, but for which it is not the record holder; 10,000 shares which Kopp Investment Advisors, Inc., owns directly; 4,000 shares owned by Kopp Investment Advisors, Inc., Profit Sharing Plan; 50,000 shares owned by LeRoy C. Kopp Individual Retirement Plan; and 20,000 shares owned by Kopp Family Foundation.

 (4) Includes 165,356 shares issuable under stock options held by Dr. Pepper exercisable within 60 days of May 29, 1997.

 (5) Includes 20,000 shares issuable under stock options held by Mr. Connors exercisable within 60 days of May 29, 1997.

 (6) Includes 16,000 shares issuable under stock options held by Dr. Gray exercisable within 60 days of May 29, 1997.

 (7) Includes 4,000 shares issuable under stock options held by Mr. Jurick exercisable within 60 days of May 29, 1997.

 (8) Includes 3,671,551 shares held of record by WPCC for which Dr. Kressel disclaims beneficial ownership, and 2,275 shares Dr. Kressel owns directly.

 (9) Includes 3,671,551 shares held of record by WPCC for which Mr. Landy disclaims beneficial ownership, and 1,750 shares Mr. Landy owns directly.

(10) Includes 16,000 shares issuable under stock options held by Mr. Kehoe exercisable within 60 days of May 29, 1997.

(11) Includes 15,500 shares issuable under stock options held by Mr. Crepin exercisable within 60 days of May 29, 1997.

(12) Includes 43,575 shares issuable under stock options held by Mr. Koellen exercisable within 60 days of May 29, 1997.

(13) Includes 67,825 shares issuable under stock options held by Mr. Yuen exercisable within 60 days of May 29, 1997.

(14) Includes an aggregate of 332,755 shares issuable upon exercise of stock options held by executive officers and Directors exercisable within 60 days of May 29, 1997. See footnotes (4), (5), (6), (7), (10), (12) and
     (13) above.

                       COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all reports they file under Section 16(a).

  To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 29, 1996, with the exception of one report for one transaction which was untimely filed for each of Messrs. Pepper, Kehoe, Holmes, Koellen and Yuen.

          SUBMISSION OF SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Shareholders are advised that any proposal which a shareholder wishes to have presented at the 1998 Annual Meeting and included in the Company's proxy statement for such meeting must be received by the Company, at its principal office, 9750 Goethe Road, Sacramento, California 95827, Attn.: Mr. John Kehoe, no later than December 31, 1997. Such proposals may be included in next year's proxy statement if they comply with certain regulations promulgated by the SEC.

                                 OTHER MATTERS

  The Company does not know of any matter other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. Should any other matter be properly brought before the Meeting, the holders of the proxies herein solicited will vote thereon in their discretion.

                                          By Order of the Board of Directors

                                          Robert S. Pepper
                                          Chairman of the Board

Sacramento, California
Dated: May 29, 1997

1218-PS-97

PROXY

                                  DETACH HERE                              LEV F

                    LEVEL ONE COMMUNICATIONS, INCORPORATED

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 17, 1997

     The undersigned security holder hereby appoints Robert Pepper, John Kehoe, and Joseph P. Landy, and each of them, proxies, each with full power of substitution to vote all stock of the undersigned at the annual meeting of stockholders of LEVEL ONE COMMUNICATIONS, INCORPORATED to be held on July 17, 1997, at 9:00 A.M., at 9800 Old Placerville Road, Sacramento, California, and at any adjournment thereof, in the manner indicated and in their discretion on any other business which may properly come before said meeting, all in accordance with and as more fully described in the Notice and accompanying Proxy Statement for said meeting, receipt of which is hereby acknowledged.

     The securities represented by this proxy will be voted as specified on the reverse side, but if no direction is indicated, the shares represented will be voted FOR the election of Directors nominated by management, and FOR the ratification of management's selection of Arthur Andersen LLP as Independent Public Accountants. This proxy is solicited by, and on behalf of, the Board of Directors and may be revoked prior to its exercise.

                                                                    -----------
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
                                                                       SIDE
                                                                    -----------

                                  DETACH HERE                              LEV F

[X] Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW AS DIRECTORS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE COMPANY.

1. To elect Directors.

Nominees: Robert S. Pepper, Thomas J. Connors, Paul R. Gray, Martin Jurick,
          Henry Kressel, Joseph P. Landy

                   FOR                     WITHHELD
                   [_]                        [_]

[_] ____________________________________________________________________________
    For all nominees except as noted above

2. To ratify the selection of Arthur Andersen LLP as independent certified public accountants.

                   FOR           AGAINST              ABSTAIN
                   [_]             [_]                  [_]

   In their discretion, upon such other matters as may properly come before the meeting.

               MARK HERE                       MARK HERE
              FOR ADDRESS                     IF YOU PLAN
              CHANGE AND                       TO ATTEND
             NOTE AT LEFT [_]                 THE MEETING [_]

   Please sign exactly as name appears hereon. When signing as attorney, executor, or in another representative capacity, please state title. If a corporation, please sign in full corporate name by President or other authorized person.

Signature:_________________ Date:______ Signature:_________________ Date:______